Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As independent Certified Public Accountants, we hereby consent to the inclusion of our audit report, dated April 15, 2013, concerning the financial statements of Axim International, Inc. for the year ended December 31, 2012 in a filing of that company on Form 10-K.

/s/ Jeffrey & Company Jeffrey & Company, Certified Public Accountants

Wayne, New Jersey 07470

April 15, 2013

CONSENT – AXIM10K/Y